Exhibit 15.6 HUMAN RIGHTS POLICY STATEMENT Intertape Polymer Group Inc. (“IPG”) is committed to conducting business with honesty and integrity in all our operations throughout the world. We are devoted to complying with all applicable laws, regulations, and treaties, and to treating all people with dignity and respect. Since the inception of IPG in 1981, IPG’s culture has been characterized by honor and respect, with which we treat our employees, customers, shareholders, suppliers, other stakeholders and the communities in which we operate. Ethical Business Conduct This Human Rights Policy Statement reflects IPG's broader commitment to ethical business practices, which is embodied in IPG's Code of Business Conduct and Ethics. These guidelines serve as the cornerstone of IPG's business ethics and compliance initiatives and require IPG's employees, officers, directors, and third-party representatives to conduct business fairly, honestly and in compliance with all applicable laws, rules and regulations, including those protecting human rights. IPG has appropriate mechanisms in place to facilitate reporting of possible violations. Protection of the Rights of Workers IPG is an Equal Opportunity Employer committed to providing its employees with a safe, non-discriminatory work environment that promotes open and honest communication and embraces dignity, respect and diversity in all aspects of its business operations. IPG further supports the elimination of all forms of forced, bonded or compulsory labor and the freedom of association. We believe that people should work because they want or need to, not because they are forced to do so. We prohibit the use of prison labor, forcible indentured labor, bonded labor, slavery or servitude. IPG condemns all forms of exploitation of children, and IPG does not recruit child labor. Equality of Opportunity We recognize, respect and embrace the cultural differences found in the worldwide marketplace. Our workplace is a meritocracy where our goal is to attract, develop, promote and retain the best people from all cultures and segments of the population, based on ability. We have zero tolerance for discrimination or harassment of any kind. We also strive to create a diverse, global workforce that represents the communities in which we operate.

Compensation We ensure that compensation is in full compliance with all applicable laws and is competitive with industry standards. Relationships with Indigenous People Within the framework of our values, we respect the cultures, customs and values of the people in communities where we operate and take into account their needs, concerns and aspirations. Implementation This Human Rights Policy Statement is implemented through IPG's business ethics and compliance program, on which all employees are trained, and will remain posted on IPG's website at www.itape.com.